UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2005

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 15, 2005, in accordance with the Development and License Agreement by and between Auxilium Pharmaceuticals, Inc. (the “Company”) and BioSpecifics Technologies Corp. (“BioSpecifics”), dated as of June 3, 2004 and as amended on May 10, 2005 (the “Agreement”), the Company delivered a written notice to BioSpecifics to exercise its option to license additional indications for products containing BioSpecifics’ enzyme, specifically for the treatment of Frozen Shoulder Syndrome (Adhesive Capsulitis). Under the Agreement, the Company was granted exclusive worldwide rights to develop with BioSpecifics, and market and sell certain products containing BioSpecifics’ enzyme for the treatment of Peyronie’s and Dupuytren’s Diseases.

The written notice states that the effective date of exercise of the option shall be December 15, 2005. Therefore, effective as of December 15, 2005, the definition of “Field” in the Agreement shall be amended and expanded to include Frozen Shoulder Syndrome. In accordance with the Agreement, the option to license products for the treatment of Frozen Shoulder Syndrome shall be on the same terms and conditions as provided for the license of products for the treatment of Peyronie’s and Dupuytren’s Diseases. The Company shall make a one-time license fee payment to BioSpecifics upon exercise of the option under the Agreement.

A copy of the press release issued by the Company on December 20, 2005 announcing the exercise of the option to expand field to include the treatment of Frozen Shoulder is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release dated December 20, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: December 20, 2005	By:	/s/ JENNIFER EVANS STACEY
Jennifer Evans Stacey, Esq.
Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release dated December 20, 2005.